Exhibit 99.1


                  Heartland Partners, L.P.
                  53 W. Jackson Blvd., Suite 1150
                  Chicago, IL 60661
                  312-575-0400


AT HEARTLAND PARTNERS, L.P.:                     AT THE INVESTOR RELATIONS CO.
Lawrence Adelson
Chief Executive Officer                          Brien Gately
(312) 834-0592                                   (847) 296-4200



               HEARTLAND PARTNERS RESULTS FOR 2ND QUARTER OF 2005;
                     DISCUSSION OF PROGRESS TOWARDS WIND UP

CHICAGO, AUGUST 22, 2005-- Heartland Partners, L.P. (AMEX: HTL) (the "Company") today reported unaudited results for the fiscal quarter and six months ended June 30, 2005. On August 15, 2005, the Company released preliminary results and today's announcement releases the final unaudited results. Changes from the August 15th press release are due to the re-characterization of interest income and depreciation.

The Company reported net income for the quarter ended June 30, 2005 of $613,000 with property sales of $170,000 and a gain on sale of buildings and improvements of $430,000. The net income will be allocated entirely to the Class B Limited Partner in accordance with the terms of the Company`s partnership agreement.

In comparison, operations for the quarter ended June 30, 2004 resulted in property sales of $749,000 and a net loss of ($1,357,000). After allocations to the Class B Limited Partner and General Partner pursuant to the terms of the Company's partnership agreement, there was a net loss of ($0.42) per Class A Unit for the second quarter of 2004.

For the six months ended June 30, 2005, the Company reported a net loss of ($474,000) with property sales of $4,373,000 and a gain on sale of buildings and improvements of $430,000. For the six months ended June 30, 2004, the Company had a net loss of ($420,000) with property sales of $3,864,000.

Several factors contributed to the increase in operating results for the second quarter of 2005 compared to the second quarter of 2004. During the quarter ended June 30, 2005, there was a reduction of the environmental reserve related to several sites and recovery of environmental expenses from US Borax in connection with the Company's Lite Yard property in Minneapolis, Minnesota. During the quarter ended June 30, 2004, the Company increased the environmental reserve for off-site costs related to its Lite Yard property. Also reflected in the results for the second quarter of 2005 is a favorable settlement of a billing dispute with a vendor and reductions in the Company's expenses from staff reductions and a lower volume of transactions. For the first six months of 2005 compared to the first six months of 2004, the reductions in the environmental reserve and various expenses were offset by the high cost of sales recognized in connection with the sale of Kinzie Station II in 2005. Sales in the first half of 2004 had higher gross profit as a result.

Lawrence Adelson, CEO of the Company's operating partnership commented, "During the past quarter, Heartland Partners made significant progress towards unwinding its relationship with Heartland Technology, Inc. This will allow Heartland Partners to move into the next phase of its wind up without any claim that

Heartland Technology is entitled to share in any future distributions by virtue of its ownership of the Class B Interest in Heartland Partners."

"The Company substantially completed a major environmental clean up at the Lite Yard site in Minneapolis, Minnesota, resolved a billing dispute with one of its consultants for that project on favorable terms, and on August 8, 2005, closed on the sale of the property to a local developer. The sale does not relieve the Company of its obligation to complete the remediation. The sales of the two remaining parcels of land in the Kinzie Station development in Chicago, Illinois are moving to closing, albeit slowly, at $2.85 million each. These are expected to close this year."

Adelson continued, "There has been no significant progress towards resolving our lawsuit for additional compensation for 143 acres taken by eminent domain by the Redevelopment Authority of the City of Milwaukee ("RACM") or Edwin Jacobson's litigation with the company for additional compensation from his employment agreement. If not settled, these matters are likely to be tried in the first half of 2006.

"Two potentially large environmental matters are ongoing. The United States Environmental Protection Agency ("USEPA") is conducting testing and clean up of arsenic in residential yards near the Lite Yard in Minneapolis, Minnesota. USEPA has notified the Company and US Borax as it considers them responsible for the costs. At Miles City, Montana, the Montana Department of Environmental Quality ("DEQ") has ordered an investigation of environmental conditions at the Miles City Yard. Trinity, the property's current owner, has sued the Company. The state court in Miles City, Montana has ordered the Company to escrow $2.5 million against possible liability while the investigation is being conducted and the responsibilities of Trinity and the Company are sorted out.
The amount of the Company's liability for these matters is not yet clear."

Adelson added, "We expect to develop a program for the next phase of wind up over the next few months. Options being studied include dissolution under state law and liquidation under federal law. The Company could also go private as an interim step, which would require approval of unitholders."

"The objective of all of our activities is to generate cash and resolve liabilities so that we can make cash distributions. The wide range of possible outcomes for the RACM litigation, the Jacobson litigation, the Lite Yard off-site liabilities and the Miles City Yard coupled with the fact that $2.5 million of the Company's cash is restricted in connection with the Miles City Yard case make it unlikely that there will be a cash distribution in 2005," Adelson concluded.


ABOUT HEARTLAND

Heartland Partners, L.P. is a Chicago-based real estate limited partnership with properties primarily in the upper Midwest and northern United States. CMC Heartland is a subsidiary of Heartland Partners, L.P. and is the successor to the Milwaukee Road Railroad, founded in 1847.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company, the Company or its management "believes," "expects," "intends," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

                                 -TABLES FOLLOW-

                            HEARTLAND PARTNERS, L.P.
                                FINANCIAL SUMMARY
                  (amounts in thousands, except per unit data)
                           (preliminary and unaudited)

                  Summary Condensed Consolidated Operations (a)

                                      For the Three Months Ended                  For the Six Months Ended
                                               June 30,                                   June 30,
                                      2005                 2004                  2005                  2004
                                  -------------        --------------        --------------        --------------
Operating income (loss)          $        217         $      (1,303)        $       (879)         $      (668)
Total other income (expense)              396                   (54)                 405                  248
                                  -------------        --------------        --------------        --------------
  Net income (loss)              $        613         $      (1,357)        $       (474)         $      (420)
                                  -------------        --------------        --------------        --------------

Net loss per
  Class A Unit (b)               $      --            $       (0.42)        $      --             $       --
                                  -------------        --------------        --------------        --------------


                  Summary Condensed Consolidated Balance Sheets

                                    June 30,              December 31,
                                      2005                    2004
                                  -------------          --------------

Properties, net                  $       2,725          $        6,416

Cash and other assets(c)                 6,830                   5,257
                                  -------------          --------------

Total assets                             9,555                  11,673

Total liabilities (d)                    4,893                   6,537
                                  -------------          --------------

Partners' capital                $       4,662          $        5,136
                                  -------------          --------------



    a) Certain reclassifications have been made to the prior period's financial statements to conform with the current period classification

    b) Net loss per Class A Unit is computed by dividing net income (loss) allocated to the Class A limited partners, by 2,092,438 Class A limited partner units outstanding. The net income (loss) for the three months and six months ended June 30, 2005 was allocated entirely to the Class B limited partner per the terms of the partnership agreement.

    c) Cash and other assets reflect an allowance of $7.334 million and $7.234 million for amounts due from affiliate at June 30, 2005 and December 31, 2004, respectively.

    d) Total liabilities include an allowance for claims totaling $2.455 million and $4.228 million at June 30, 2005 and December 31, 2004, respectively.

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